EXHIBIT 99.1

3D PIONEER SYSTEMS INC- DPSM acquires Australian Data Centre, Host Group of Companies Pty Ltd

Melbourne, Australia, June 24, 2021 – 3D Pioneer Systems Inc., (DPSM) (OTC PINK: DPSM), (the “Company”) today announced that on June 23, 2021 it has executed a definitive agreement to acquire all the issued and outstanding shares of Host Group of Companies Pty Ltd (Host Networks), an Australian data centre and hosting service based in Brisbane.

Under the agreement, DPSM has acquired 100% of Host Networks’ outstanding shares for AUD 3,500,000 approximately USD 2,640,000. 3D Pioneer Systems Inc will issue 3,771,429 of its shares to the registered owners of Host Networks.

James Kennett, Director of Host Networks, said “We are pleased to have entered into this agreement with DPSM. The dramatic increase in demand for data storage and security since COVID 19 commenced has seen our business, along with our whole industry, require rapid expansion, and so we are excited about the additional resources this gives us to grow our operations and capacity”.

President and CEO of DPSM, Patrick St-Pierre, said “Host Group will complement our data and cybersecurity activities and plans. The human and technical resources it adds will improve our existing operations and enable us to expand our service range and capabilities.”

About Host Group of Companies Pty Ltd

Host Group of Companies Pty Ltd is an Australian company incorporated under the Australian Securities & Investment Commission. It operates a data centre at the Brisbane Technology Park that offers cloud, dedicated, co-location and hosting services.

Host Networks also operates an Australian autonomous network comprised of a fully diverse, multi-homed, dual stack, redundant transit service spanning the eastern coast of Australia.

For additional information, please visit: www.hostnetworks.com.au

About 3D Pioneer Systems, DPSM

3D Pioneer Systems, Inc., – DPSM is a digital asset and cybersecurity company incorporated in Nevada on April 2nd, 2008, under the name Mobile Gaming International Corp. On October 13, 2014, the Company changed its name to 3D Pioneer Systems, Inc.

Following a change of control in 2020, the company has made significant investments and improvements to a fully reporting company as well as rebranding and changing its business focus. DPSM`s purpose is “to protect everyone’s digital assets.” DPSM is in the process of designing and launching a number of products and services to become a one stop digital asset and cybersecurity global company.

Please visit www.dpsm.io for more information

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933, are subject to Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbors created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and other results and further events could differ materially from those anticipated in such statements. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

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